EXHIBIT 4.05


                                     RELEASE
                                     -------

TO:              ARCHANGEL DIAMOND CORPORATION ("Archangel")
AND TO:          the officers and directors thereof.

     The undersigned, RICHARD WAKE-WALKER (the "Releaseor"), for valuable consideration the receipt and sufficiency is hereby acknowledged, DOES HEREBY REMISE, RELEASE AND FOREVER DISCHARGE Archangel including its respective directors, officers, employees, servants, agents, predecessors, successors and assigns, and each of them (individually a "Releasee" and collectively the "Releasees") of and from any and all actions, causes of action, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown (collectively, a "Claim"), and which the Releasor now has or at any time hereafter can, shall or may have, in any way resulting or arising from any cause, matter or thing whatsoever existing up to the present time with respect to the Releasees, and in particular, but without restricting the generality of the foregoing, of and from or in connection with any business, directorship or employment arrangement between or among the Releasor or his affiliates and any or all of the Releasees and any remuneration obligation or settlement related thereto, SAVE AND EXCEPT for:

     (a) any outstanding stock options or other rights to purchase granted or issued to the Releasor in any capacity by Archangel up to the date of this Release; and

     (b) any claim or right of indemnity from Archangel for the benefit of The Releasor in accordance with Yukon corporate law in connection to any Claim made against the Releasor in his capacity as an employee or officer of Archangel.

     The Releasor hereby acknowledges and agrees that any and all powers of attorney granted to the Releasor by Archangel are cancelled, terminated or revoked, as the case may be, and of no further force and effect.

     The Releasor acknowledges and agrees that:

     (a) neither the Releasor nor his affiliates shall make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from the Releasees or any of their officers, employees, servants, agents, predecessors, successors or assigns;

     (b) the Release herein is intended to be a general Release in respect of any claim or potential claim, known or unknown, that the Releasor may have against any of the Releasees;


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     (c)  he has had the  opportunity  to seek  independent  legal  advice  with respect to the terms of settlement as set forth herein as well as the effect of the Release herein and he fully understands the contents and the effect thereof; and

     (d) he has read this Release herein and hereby confirms that this Agreement Release the entire agreement between the parties hereto and the terms of the Release herein are contractual, and not merely recital.

This Termination Agreement shall enure to the benefit of and be binding upon, the heirs, executors, administrators and legal personal representatives of the parties to this Termination Agreement. This Termination Agreement is governed by and interpreted in accordance with the laws from time to time in force in Ontario and the laws of Canada applicable herein.

IN WITNESS WHEREOF the Releasor, intending to be bound, has executed this Release this 19th day of December, 2002.

SIGNED, SEALED AND DELIVERED        )
by RICHARD WAKE-WALKER in           )
the presence of:                    )
                                    )
Gerald E. Davis                     )      /s/ R.A. Wake-Walker         (Seal)
-----------------                   )      -----------------------------------
Witness                             )      RICHARD WAKE-WALKER
                                    )
/s/ Gerald E. Davis                 )
-------------------                 )
Print Name                          )